Exhibit 8.1

Subsidiaries of Nvni

Group Limited

Legal Name	Jurisdiction of Incorporation
Nuvini S.A.	Brazil
Nuvini LLC	United States
Effecti Tecnologia WEB LTDA.	Brazil
Leadlovers Tecnologia LTDA.	Brazil
Ipe Tecnologia LTDA.	Brazil
Dataminer Dados, Informacoes E Documentos LTDA.	Brazil
OnClick Sistemas de Informacao LTDA.	Brazil
Simplest Software LTDA.	Brazil
Smart NX Tecnologia LTDA.	Brazil
Nuvini Holdings Limited	Cayman Islands
Nvini Intermediate 1 Limited	Cayman Islands
Nvini Intermediate 2 Limited	Cayman Islands
Nuvini Merger Sub, Inc.	United States
Mercato Partners Acquisition Corporation	United States

Ex. 21.1-1